Schedule 13 G


Item 1  (a) Rocky Ford Financial
     (b) 801 Swink Avenue
     Rocky Ford, CO  81067


Item 2  (a) Corbyn Investment Management, Inc., et al.
     (b) Suite 108,  2330 W. Joppa Road
      Lutherville, Maryland  21093
     (c)Incorporated in the State of Maryland
     (d) Common Stock
     (e) 774549109


Item 3 (h) The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.


Item 4  (a) 40,000  common shares
     (b) 9.5%
     (c) (i) Sole power to vote or direct the vote of all 40,000 shares
     (iii) Sole power to dispose of or direct the disposition of all 40,000 shares


Item 5  N/A

Item 6  N/A

Item 7  N/A

Item 8  (a) The group consists of an Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940 (IA) and an
Investment Company registered under Section 8 of the Investment
Company Act (IV).


Item 9  N/A







                   Schedule 13 G




Item 1  (a) Rocky Ford Financial
     (b) 801 Swink Avenue
     Rocky Ford, CO  81067


Item 2  (a) Corbyn Investment Management,Inc.
     (b) Suite 108, 2330 W. Joppa Road
     Lutherville, Maryland  21093
       Incorporated in the State of Maryland
     (d) Common Stock
     (e) 774549109


Item 3  (e) The filer is an Investment Adviser registered under
            Section 203 of the Investment Advisers Act of 1940.


Item 4  (a) 23,500 common shares
     (b) 5.6%
     (c)(i) Sole power to vote or direct the vote of 23,500 shares
     (iii) Sole power to dispose of or direct the disposition of all 23,500 shares


Item 5  N/A

Item 6  N/A

Item 7  N/A

Item 8  N/A

Item 9  N/A






                         Schedule 13 G



Item 1  (a) Rocky Ford Financial
     (b) 801 Swink Avenue
     Rocky Ford, CO  81067


Item 2  (a) Greenspring Fund, Inc.
     (b) Suite 110,  2330 W. Joppa Road
     Lutherville, Maryland  21093
       Incorporated in the State of Maryland
     (d) Common Stock
     (e) 774549109


Item 3    (d) The filer is an Investment Company registered under
Section 8 of the Investment Company Act.


Item 4  (a) 16,500 common shares
     (b) 3.9%
     (c) (i) Sole power to vote or direct the vote of all 16,500 shares
     (iii) Sole power to dispose of or direct the disposition of all 16,500 shares


Item 5  N/A

Item 6  N/A

Item 7  N/A

Item 8  N/A

Item 9  N/A










Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: January 8, 1998


Signature
Name/Title:  Charles vK Carlson, President



























CUSIP No.  774549109     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc. et al n/a

2.  Check The Appropriate Box If A Member Of A Control Group
                              (a) [x]
                              (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093

Number of Shares Beneficially Owned By Each Reporting Person:

5.  Sole Voting Power
      40,000

6.  Shared Voting Power

7.  Sole Dispositive Power
      40,000

8.  Shared Dispositive Power

9.  Aggregate Amount Beneficially Owned By Each Reporting Person
      40,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     9.5%

12.  Type Of Reporting Person
     00- Group Consisting of IA and IV



CUSIP No.  774549109     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc.
     52-0964322

2.  Check The Appropriate Box If A Member Of A Control Group
                              (a) [x]
                              (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093

Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
      23,500

6.  Shared Voting Power

7.  Sole Dispositive Power
      23,500

8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
      23,500

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     5.6%

12.  Type Of Reporting Person
      IA


CUSIP No.  774549109     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Greenspring Fund, Inc.
     52-1267740

2.  Check The Appropriate Box If A Member Of A Control Group
                              (a) [x]
                              (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 110  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
      16,500

6.  Shared Voting Power

7.  Sole Dispositive Power
      16,500

8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
      16,500

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     3.9%

12.  Type Of Reporting Person
      IV